FOR IMMEDIATE RELEASE Media Contact:

Maria Englund

(212) 843-8270

WELLS REIT ANNOUNCES 7.0% ANNUALIZED DIVIDEND FOR 1st QUARTER 2005

ATLANTA (March 9, 2005) -- Wells Real Estate Investment Trust, Inc. (the Wells REIT) announced today that its Board of Directors has declared a quarterly dividend of $0.175 per share for the first quarter of 2005. The dividend is payable to shareholders of record as of the close of business on March 15, 2005, and will be paid in March 2005. This quarterly dividend annualizes to a 7.0% rate based on the original offering price of $10.00 per share.

"Our strong portfolio of high-quality properties leased long-term to highly creditworthy tenants continues to produce a strong revenue stream for our investors," said Leo F. Wells III, president and founder of Wells Real Estate Funds. "We're pleased to again declare a 7.0% annualized dividend for our investors."

Recently, Wells Real Estate Funds announced the pending sale of 27 properties consisting of approximately 5.1 million square feet, both wholly and jointly owned by the Wells REIT to Lexington Corporate Properties Trust for $786 million. The sale is expected to close prior to the end of April.

Currently, the Wells REIT portfolio includes more than 25 million square feet of space in 112 Class-A office and industrial properties in 26 states across the country (plus the District of Columbia) and 43 markets. The average credit rating for those tenants, which are rated by Moody's Investors Service or Standard & Poor's, is "A," and the portfolio is more than 97% leased.

Wells Real Estate Funds is a national real estate investment management firm that purchases real estate on behalf of Wells-sponsored investment programs.  Since 1984, more than 180,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $6.5 billion in assets (valued at cost) totaling more than 30 million square feet of space.

To find out more, visit Wells online at www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities.

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